Exhibit  99.1

On January 26, 2000, Incyte Pharmaceuticals, Inc. (the "Company") reported revenues of $46.0 million for the quarter ended December 31, 1999, compared to $36.6 million for the quarter ended December 31, 1998. Revenues were $157.0 million for the year ended December 31, 1999, compared to $134.8 million for the same period in 1998.

The Company reported a net loss of $6.4 million, or $0.22 per diluted share, for the quarter ended December 31, 1999, compared to a net income of $1.5 million, or $0.05 per diluted share, for the quarter ended December 31, 1998. For the year ended December 31, 1999, the Company reported a net loss of $26.8 million, or $0.95 per diluted share, compared to net income of $3.5 million, or $0.12 per diluted share, for the same period in 1998.

For the quarter ended December 31, 1999, database and partnership program revenues were $36.0 million. Microarray service revenues were $3.3 million, reagent revenues generated by the Company's genomic services subsidiary were $2.7 million, and other revenues were $4.0 million.

Operating expenses were $53.0 million for the quarter ended December 31, 1999, compared to $35.9 million for the same period in 1998. For the year ended December 31, 1999, operating expenses were $184.1 million compared to $134.8 million for the same period in 1998.



                         INCYTE  PHARMACEUTICALS,  INC.
                 CONDENSED  CONSOLIDATED  SUMMARY  OF  OPERATIONS
                   (in  thousands,  except  per  share  amounts)
                                  Unaudited

                                      Three  months  ended  Twelve  months ended
                                          December  31,       December  31,
                                         1999      1998      1999      1998*
    Revenue                           $46,024  $36,647    $156,962  $134,811

    Costs and expenses:
      Research and development         42,593    27,611    146,833    97,192
      Selling, general
       and administrative              10,370     8,242     37,235    25,438
      Charge for purchase
       of in-process R&D                   --        --         --    10,978
      Acquisition-related charges          --        --         --     1,171
    Total costs and expenses           52,963    35,853    184,068   134,779

    Income (loss)
     from operations                   (6,939)      794    (27,106)       32

    Interest income
     and other income, net                918     1,766      5,169     7,266
    Losses from
     joint venture                     (1,184)     (834)    (5,631)   (1,474)
    Provision (benefit)
     for income taxes                    (800)      241       (800)    2,352
    Net income (loss)                 $(6,405)   $1,485   $(26,768)   $3,472

    Basic net income
     (loss) per share                $(0.22)     $0.05     $(0.95)     $0.13
    Diluted net income
     (loss) per share                $(0.22)     $0.05     $(0.95)     $0.12

    Shares used in
     computation of:
      Basic net income
       (loss) per share              28,520    27,782      28,138    26,921
      Diluted net income
       (loss) per share              28,520    29,338      28,138    28,899





                      CONDENSED  CONSOLIDATED  BALANCE  SHEETS
                                  (in  thousands)

                                             December  31,   December  31,
                                                 1999           1998*
    Assets
      Cash and cash equivalents                 $32,220        $50,048
      Marketable securities,
       available-for-sale                        34,717         61,185
      Accounts receivable, net                   26,608         14,318
      Prepaid expenses and
       other current assets                      15,956          5,813
        Total current assets                    109,501        131,364

      Property and equipment, net                67,293         54,429
      Long-term investments                      19,275         20,653
      Goodwill and other intangible assets       14,564         16,955
      Deposits and other assets                  11,301          6,889
        Total assets                           $221,934       $230,290

    Liabilities and stockholders' equity
      Accounts payable                           $6,501         $8,244
      Accrued and other
       current liabilities                       18,498         12,629
      Deferred revenue                           26,459         29,054
        Total current liabilities                51,458         49,927

    Non-current liabilities                         194            796
      Total liabilities                          51,652         50,723

      Total stockholders' equity                170,282        179,567
      Total liabilities and
       stockholders' equity                    $221,934       $230,290



    *Derived  from  audited  financial  statements.